CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 24, 2018

Board of Directors, Righting Fate Series, Inc.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated July 24, 2018, with respect to the balance sheet of Righting Fate Series, Inc. as of June 30, 2018 and the related statements of operations, stockholders' equity and cash flows for the period from February 22, 2018 (inception) to June 30, 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

July 24, 2018